Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between Alan Krock, an individual (the “Employee”) and InvenSense Inc. (the “Company”)(individually each a “Party” and collectively the “Parties”) effective at the end of the seventh calendar day after the date a signed copy of this Agreement is delivered to the Company by the Employee (“Effective Date”). The Employee must sign and return this Agreement within twenty-one (21) days of receipt of this Agreement to be eligible for the severance benefits described below; provided, however, that this Agreement may not be signed prior to September 1, 2014.

RECITALS

WHEREAS, the Employee served the Company as its Chief Financial Officer,

WHEREAS, the Company terminated the Employee’s service as an employee effective September 1, 2014, (the “Employment Termination Date”),

WHEREAS, the Company wishes to provide the Employee with a severance package and to retain Executive as a consultant pursuant to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), but is willing to do so only if the Employee provides the Company with this release so that the Company is assured that the severance pay satisfies the Employee’s expectations, and

WHEREAS, the Employee acknowledges that the Employee has received final paychecks which included payment of all wages due and all accrued, unused vacation and/or PTO through the Employment Termination Date. The Employee represents that he has been paid all amounts he was owed as salary, bonuses, commissions or other wages and has received reimbursement of all reimbursable business expenses through the Employment Termination Date.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

Agreement

1. In consideration of the Employee’s execution of this Agreement and the Employee’s fulfillment of all of its terms and conditions, and provided that the Employee does not revoke the Agreement, the Company agrees as follows:

(i) The Company agrees to pay the Employee the lump sum of one hundred and seventy five thousand dollars ($175,000) less applicable tax withholdings (“Separation Pay”). This payment will be made on or before the November 15, 2014. This payment will be subject to all legally required payroll deductions and withholdings.

(ii) COBRA. Following the Employment Termination Date, Employer shall provide Employee COBRA benefits as required by law, with Employee to pay the COBRA premiums. If Employee elects COBRA continuation coverage, the Company agrees to reimburse the Employee for health continuation coverage premiums through June 30, 2015 at the same level as the monthly amount that was paid by the Company for health insurance for Employee and his dependents prior to the Employment Termination Date. The Employee is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums.

(iii) The Company will retain the Employee as a consultant at his current salary under the Consulting Agreement through October 31, 2014 or earlier if terminated according to its terms. Any equity compensation held by the Employee will continue to vest in accordance with its original vesting schedule during the Term of the Consulting Agreement as defined therein. Any option or other equity grants held by the Employee are hereby amended to allow the Employee to exercise the option or other equity grant at any time within the 90 day period following the Term of the Consulting Agreement or, if earlier, to the time when the option would otherwise expire.

(iv) The Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this Section 1, and this consideration is offered by the Company solely as consideration for this Agreement.

2. The Employee, releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”). The Release does not extend to claims for unemployment or workers’ compensation benefits.

3. There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

4. To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Employee’s employment with the Company or Company-Affiliates and the termination of that employment. This includes a release of any rights or claims the Employee may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq.) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employment and Housing Act (“FEHA”),

Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for unpaid wages, wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Employee unfairly or in bad faith.

5. To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement.

7. The Employee acknowledges that his employment with the Company ceased on or before the date this Agreement is signed by Employee.

8. The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, the Employee agrees that the Employee will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s) which arose prior to the date this Agreement is signed by the Employee, whether or not such claims are covered by the Release.

9. The Employee promises and states that he has returned to the Company all property belonging to the Company or authored by or concerning Company (other than the Employee’s personal copies of his payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.

10. The Employee promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. The Employee acknowledges and reaffirms in its entirety the Employee Proprietary Information Agreement executed upon commencement of his employment, a copy of which is attached to this Agreement (the “IP Agreement”). Notwithstanding anything else contained herein nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee pursuant to the IP Agreement that by the terms of the IP Agreement continues after his separation from the Company’s employment.

11. The Employee promises to hold the provisions of this Agreement in strictest confidence. The Employee may disclose this Agreement, in confidence, to his immediate family, to his attorneys, accountants, auditors, tax preparers and financial advisors, and as may be necessary to enforce its terms or as otherwise required by law. Otherwise, the Employee agrees not to publicize or disclose its terms to anyone, in any manner. In particular (but without limitation), the Employee agrees not to discuss the terms of this Agreement with former or current employees, clients, suppliers, subcontractors or other business contacts of the Company.

12. Employee agrees not to act in any manner that might damage the business of the Company. Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

13. To the extent not already accomplished, the Employee hereby resigns all positions he held with the Company and its subsidiaries as an officer or a director.

14. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. The Employee has waived and released any claim the Employee may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

15. Employee agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-Affiliates or tortious interference with the contracts and relationships of the Company.

16. This Agreement is to be governed by California law.

17. Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments. This Agreement is intended to qualify as a “separation pay plan” under Treasury Regulations section 1.409A-1(b)(9), and the payments hereunder are intended to be exempt from the definition of “deferral of compensation” pursuant to the exemption for short-term deferrals under Treasury Regulations section 1.409A-1(b)(4) and/or the exemption for separation pay due to involuntary separation from service under Treasury Regulations section 1.409A-1(b)(9)(iii). To the extent that any payment hereunder does not meet an exemption from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then this Agreement is intended to comply with the applicable requirements of Code section 409A and shall be interpreted and administered in a manner that is consistent with the foregoing intent. Notwithstanding any provision to the contrary in the Agreement, the Company will delay the commencement of severance pay benefits to which the Employee would otherwise become entitled under the Agreement until the earlier of: (i) the first day of the month following the expiration of the six (6)-month period from the date of the Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Code section 409A) with the Company; or (ii) the date of the Employee’s death, if the Company in good faith determines that the Employee is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) at the time of such separation from service and that the delayed commencement is required in order to avoid a prohibited distribution under Code section 409A(a)(2). The provisions of the Agreement that require payment upon a termination of employment shall be interpreted to require that the Employee have a “separation from service” with the Company, as such term is defined in regulations under Code section 409A. To the extent that severance pay benefits may be paid in multiple installments, each installment of severance pay benefits shall for all purposes of Code section 409A be treated as a separate payment. To the extent that any expense reimbursements or the provision of any in-kind benefits under this Agreement are determined to be subject to Code section 409A (including any exemptions thereto), the amount of any such expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year (except for any aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

18. If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

19. Except as prohibited by law, any legal dispute between the Employee and the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara County California under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act, the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq. Nothing in this arbitration provision is intended to limit any right the Employee may have to file a charge or claim with (or, to the extent not barred by the Release, to obtain relief from) the National Labor Relations Board, or other federal or state agencies. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis, and hereby waive any right to bring classwide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

20. This Agreement is intended by the Parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. The Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

21. If the Employee breaks any of the promises or agreements made in this Agreement, or if any of the representations or statements made by the Employee in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in Paragraph 1 and the Employee will return to the Company all severance payments which have been made up to that date. All of the other terms of this Agreement will remain in full force and effect.

22. If either Party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Employee’s employment with the Company, any claim that the Employee has released in the Release or the promises and agreements contained in this Agreement, the Party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other Party all costs it incurs, in connection with the dispute, including reasonable attorneys’ fees.

23. Paragraphs 21 and 22 shall not apply if the Employee asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Employee in this Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the employee asserts certain claims barred by the Release.

24. In signing this Agreement, the Employee intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

25. The Employee is advised to consult with an attorney before signing this Agreement. The Employee understands that the choice of whether or not to sign this Agreement is the Employee’s decision. The Employee acknowledges that the Employee has been given at least twenty-one (21) days to consider this Agreement before signing it.

26. The Employee may revoke this Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Employee signs this Agreement. If the Employee revokes this Agreement, it shall not become effective or enforceable and the Employee will not receive the severance package described in this Agreement.

27. The Employee represents and warrants that 1) the Employee has had the opportunity to discuss this Agreement with counsel, and 2) the Employee signs this Agreement of the Employees own volition, without outside inducement or coercion, fully intending to be bound by its terms.

In order to bind the Parties to this Agreement, the Parties, or their duly authorized representatives have signed their names below.

InvenSense Inc.

Dated: August 27, 2014	By:	/s/ Leon Bezdikian

Alan Krock

Dated: September 1, 2014	/s/ Alan Krock

Exhibit A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated as of this 2nd day of September, 2014 (“Effective Date”), is made by and between Alan Krock, an individual (“Consultant”) and InvenSense Inc. (the “Company”)(individually each a “Party” and collectively the “Parties”).

WHEREAS, Consultant previously served the Company as its Chief Financial Officer;

WHEREAS, the Company and Consultant are parties to a Separation Agreement and Release to which this Agreement is Exhibit A (the “Separation Agreement”); and

WHEREAS, the Company wishes to retain Consultant to assist with transition of his former duties to its new CFO on an as needed basis,

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Statement of work. Consultant will assist the Company with transition of his former duties to the Company’s new CFO on an as needed basis. Consultant and the Company anticipate that Consultant shall be required to work on average approximately 10 hours per week. Consultant will provide services hereunder on a timely basis.

2. Term. The initial term of this Agreement shall commence on the Effective Date set forth above and shall expire on October 31, 2014, or such earlier date as the Agreement terminated pursuant to Section 20(a) or (c) below (the “Term”).

3. Compensation. In consideration of the Consultant’s performance of these services, the Company agrees to pay the Consultant twenty-five thousand dollars ($25,000) per month for the months of September and October of 2014. The fee for each full calendar month of service hereunder shall be due and payable no later than the fifth day of the following month. In addition, any equity compensation from the Company held by the Consultant will continue to vest in accordance with its original vesting schedule during the Term of this Agreement.

4. Reimbursement for Expenses. All reasonable direct expenses necessarily incurred by Consultant in providing services hereunder are chargeable to the Company. Consultant may obtain reimbursement of such chargeable expenses by submitting expense reports with receipts or such other documentation as may be required under the Company’s policies or under the terms of this Agreement. All other expenses incurred by Consultant in connection with providing services under this Agreement, shall be the sole responsibility of Consultant.

5. Tools and Equipment. Consultant shall provide his own tools, equipment and materials for services to be rendered hereunder at his sole cost and expense.

6. Designated Facility. Consultant generally will perform services in his own facility. The Company may in its discretion provide the Consultant with space to work from time to time, but the Consultant will not have a regularly assigned workspace.

7. Ownership of Work Product. All records, databases, forms, summaries, information, data, computer programs and other material originated or prepared by the Company and delivered to Consultant for use in the performance of the services hereunder (the “the Company Materials”) shall remain the exclusive property of the Company, and Consultant shall acquire no right, title or interest in an to any such the Company Materials. Consultant shall not disclose such the Company Materials to third parties without the prior written consent of the Company and shall return all copies of the Company Materials to the Company promptly upon completion of the services or upon the Company’s prior request.

Consultant acknowledges and agrees that all worldwide right, title and interest in and to any and all work product, works of authorship (including but not limited to computer programs, software, logic design, and documentation), trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries and inventions conceived, made or reduced to practice in the course of performing services under this Agreement (collectively, the “Work Product”) shall be the sole property of the Company. Consultant hereby agrees to assign, and does hereby assign, to the Company all worldwide right, title and interest in and to the Work Product, including, without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”). During and after the Term of this Agreement, Consultant shall, upon the Company’s request, execute additional documentation confirming the Company’s sole ownership of the Work Product and its underlying Intellectual Property; to the extent Consultant does not do so, Consultant hereby authorizes officers of the Company to sign such documents on Consultant’s behalf. For the avoidance of doubt, Work Product does not include any works of authorship, trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, deliverables, improvements, innovations, discoveries or other inventions that are conceived, made or reduced to practice on the Consultant’s own time outside of and unrelated to the performance of services hereunder.

To the extent that Consultant has intellectual property rights of any kind in any pre-existing works which are incorporated in any Work Product produced in rendering services under this Agreement, Consultant hereby grants the Company a royalty-free, irrevocable, world-wide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter.

All decisions with respect to the time, manner, form and extent of publication or other use or exploitation of the Work Product shall rest exclusively with the Company.

8. Confidentiality. As used in this Agreement, the term “Confidential Information” refers to any and all information relating to the Company that Consultant acquires as a direct or indirect result of Consultant’s activities under this Agreement, including but not limited to, products, research and development, billing and account data, customer lists, business information, technical information, computer programs and systems, secrets, specifications, drawings, sketches, models, samples, tools, records, information pertaining to the Company’s software and hardware systems, inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, know-how, improvements, discoveries, developments, designs, techniques and any other information concerning the Company which it deems confidential or proprietary. Consultant agrees that such Confidential Information shall not be revealed by Consultant to anyone outside the Company without the prior written consent of the Company, and such Confidential Information shall be used by Consultant only in performing Consultant’s obligations hereunder. All such information shall remain the Company’s property, and that all copies of the same on computer disc or in written, graphic or tangible form shall be returned to the Company upon completion of each project. Nothing in this Agreement, however, shall confer upon Consultant the obligation to preserve the confidentiality of any information that: (a) was known to Consultant prior to the date such information was disclosed to Consultant under this Agreement free of any obligation to keep it confidential; (b) is distributed by the Company to third parties without any restrictions as to confidentiality; (c) is or becomes publicly available, other than by unauthorized disclosure by Consultant; or (d) is rightfully disclosed to Consultant by a third party without any restrictions as to confidentiality.

9. Independent Contractor. This Agreement does not establish an employer-employee relationship with the Company. Consultant is for all purposes an independent contractor. Consultant will not be entitled to any benefits available to the Company employees including, but not limited to, medical, unemployment, vacation and pension benefits, except as otherwise provided herein. Consultant is solely responsible for providing Workers’ compensation coverage, and all other legally required benefits, to any persons performing services for Consultant who are entitled to the same under applicable state or federal law. Consultant shall be responsible for all employment-related taxes pursuant to the requirements of applicable local, state and federal regulation.

10. Insurance: Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant and, if appropriate, for all of Consultant’s employees, representatives, and agents. Adequate insurance coverage shall, at all minimum, include any mandated benefits/labor insurance, including workers’ compensation, and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

11. Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of the Company’s reasonable rules and regulations that relate to any of Consultant’s activities as to which it has been given advance notice. Consultant shall secure and maintain in force all licenses and permits required of Consultant by law or regulation, and Consultant (including any required business license) and shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

12. Consultant’s Other Agreements and Conflicts of interest. Consultant represents that performance under this Agreement does not and will not breach any agreement the Consultant has with any third party. Consultant represents that there are no other agreements, written or oral, conveying to any third party any rights in any research or other work to be conducted by Consultant under this agreement. During the Term of this agreement Consultant will not inter into any contracts with or do business with any person, firm or company which would conflict with or impair Consultant’s performances of the services contemplated by this agreement.

13. Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of the Company.

14. Entire Agreement. This Agreement and the Separation Agreement and the IP Agreement set forth the entire understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matter hereof, and may not be changed except in a writing signed by the parties. No representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

15. Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

16. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

17. Arbitration and Governing Law. Disputes under this Agreement shall be arbitrated pursuant to Section 19 of the Separation Agreement. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California.

18. Attorneys’ Fees. In the event of any dispute between the parties hereto involving the covenants or conditions contained in this Agreement or arising out of the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, attorneys’ fees and costs.

19. Survival. The obligations described in Sections 7, 8, 9, 13, 14, 15, 16, 17, 18 and 21 shall survive the termination of this Agreement under Section 20 or the expiration of this Agreement.

20. Termination. Either Party may terminate this Agreement only for Cause. In the Case of termination by the Company, Cause shall mean (i) failure of Consultant to execute the Separation Agreement or timely revocation of his acceptance of the Separation Agreement; (ii) breach by Consultant of the terms of (x) this Agreement, (y) the Separation Agreement or (z) the IP Agreement as defined in Section 10 of the Separation Agreement, (iii) theft, embezzlement, fraud, dishonesty or falsification of any document or record in connection with the provision of services hereunder, (iv) conviction of, or in a plea of nolo contendere to, a crime involving moral turpitude, or (v) failure to timely perform services assigned under Section 1 above, provided that the Company has given Consultant notice that the services have not been timely performed and Consultant has not cured such breach within ten days of receipt of such notice. In the case of termination of this Agreement for Cause by the Company, Consultant shall not be entitled to any additional payments hereunder after the date of delivery of notice of the breach to Consultant. In the case of termination by the Consultant, Cause shall mean failure of the Company to make any payment under Section 3 above when due, provided that Consultant has given the Company notice that the payment has not been paid when due and the Company has not cured such breach within ten days of receipt of such notice. In the case of termination of this Agreement for Cause by Consultant, Consultant shall be entitled full payment of all amounts described in Section 3 above within 20 days following provision of notice of Cause and accelerated vesting of such portion of the equity compensation held by Consultant as would have vested had this Agreement remained in place through October 31, 2014.

21. Section 409A. To the extent that any payment hereunder does not meet an exemption from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then this Agreement is intended to comply with the applicable requirements of Code section 409A and shall be interpreted and administered in a manner that is consistent with the foregoing intent. The provisions of the Agreement that require payment upon a termination shall be interpreted to require that Consultant have a “separation from service” with the Company, as such term is defined in regulations under Code section 409A. To the extent that any expense reimbursements or the provision of any in-kind benefits under this Agreement are determined to be subject to Code section 409A (including any exemptions thereto), the amount of any such expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year (except for any aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Consultant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

InvenSense Inc.

Dated: August 27, 2014	By:	/s/ Leon Bezdikian

Alan Krock

Dated: September 1, 2014	/s/ Alan Krock